Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission and in the Application for Conversion on Form AC filed with the Board of Governors of the Federal Reserve System of our report dated April 2, 2011 on the consolidated statements of financial condition of First Franklin Corp. as of December 31, 2010 and 2009 and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for the years ended December 31, 2010, 2009 and 2008.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement and the Application for Conversion.

/s/ Clark, Schaefer, Hackett & Co.
Clark, Schaefer, Hackett & Co.
Cincinnati, Ohio
September 6, 2011